                                                               Exhibit 99.(4)(a)

                    JEFFERSON NATIONAL LIFE INSURANCE COMPANY
                        Home Office: Dallas, Texas 75201
   Administrative Office: 9920 Corporate Campus Drive, Suite 1000, Louisville,
                                 Kentucky 40223
                            Telephone: 1-866-667-0561
                                 A Stock Company

Agrees to pay a life Annuity consisting of a series of monthly payments to the Annuitant, if living on the Annuity Date. The dollar amounts of such payments will be determined on the basis set forth herein. The first such payment will be made on the Annuity Date and subsequent payments will be made on the corresponding day of each month thereafter during the lifetime of the Annuitant; provided that, if the Annuitant fails to survive until 120 payments have been made, such payments will be continued thereafter to the beneficiary until 120 payments have been made.

Annuitant:                              Age:
Contract No.:                           Effective Date:
Owner:
Beneficiary:

Allocation of Payments Among Investment Options (as a percentage):
                Variable Account - Sub-accounts
                   @@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@
                   @@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@
                   @@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@
                   @@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@

The Initial Premium of $ @@@@@ is payable on the Effective Date. Further payments are payable hereafter on the same day @@@@@@ as provided in the Payment and Nonforfeiture Provisions. Premiums will not continue beyond the Annuity Date or the death of the Annuitant.

Upon receipt of due proof that the death of the Annuitant has occurred prior to the commencement of Annuity payments, We agree to pay the Total Accumulations of this Contract to the beneficiary.

The terms and conditions set forth on the subsequent pages hereof are part of this Contract.

Signed for Jefferson National Life at Louisville, Kentucky, on the Effective
Date.

      /s/ Craig Hawley                 /s/ Shane Gleason
         Secretary                          President
        Craig Hawley                      Shane Gleason

                             10 DAY RIGHT TO EXAMINE
Please read your contract carefully. We want you to fully understand it and be satisfied with it. If for any reason you are not, you may return it to us within 10 days from the date you receive it and receive a fund of all premiums paid. You may return it by mailing it to our Administrative Office or by returning it to the agent who sold it. The contract will then be deemed void from its effective date and all premiums paid will be promptly refunded.

         INDIVIDUAL FLEXIBLE PREMIUM DEFERRED FIXED/VARIABLE ANNUITY ANNUITY PAYMENTS AND TERMINATION VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

22-4025 (12-85)                                                       ED 2(0695)

                               GENERAL DEFINITIONS

ACCOUNT(S)

The Stock Separate Account, Bond Separate Account, Money Market Separate Account, or General Account.

ANNUITANT

The person named under the contract whose life Annuity payments are based; normally the recipient of Annuity payments.

ANNUITY

A series of periodic payments. They may be for the lifetime of the Annuitant, for a fixed period or for the joint lifetime of the Annuitant and another person and during the lifetime of the survivor.

CONTRACT YEAR

The 12 month period starting on either the effective date of issue or any annual anniversary thereof.

GENERAL ACCOUNT

The account of Jefferson National Life Insurance Company in which reserves for Fixed Annuities are maintained.

"WE", "US", AND "OUR"

Jefferson National Life Insurance Company at our Administrative Office at 9920 Corporate campus Dr., Suite 1000, Louisville, Kentucky 40223.

SEPARATE ACCOUNT(S)

The different asset accounts set up by Us as diversified investment companies.

The Separate Accounts provide the variable investment returns under this contract:

(a)  "Stock Separate Account" is called Variable Annuity Fund.

(b)  "Bond Separate Account" is called Variable Annuity Account C.

(c)  "Money Market Separate Account" is called Variable Annuity Account D.

22-4025 (08/90)                                                   ICN 24-0251-02

                               GENERAL PROVISIONS

THE CONTRACT

The contract and the attached application form the entire contract. All statements made by the Annuitant or on his behalf will, in the absence of fraud, be deemed, representations and not warranties. No such statement will be used in defense of a claim under this contract unless contained in the application and a copy of such application is attached to this contract when issued. Only our President or Secretary may change or waive the provisions of this contract, and then only in writing. No agent may change or waive any of the provisions of this contract.

AGE AND SEX

If the age or sex has been misstated for the Annuitant (or for any beneficiary upon whose survival benefit payments are based), then benefits will be those the premium would have bought at the correct age and sex. If incorrect benefits have been paid because of the misstatement subsequent annuity payments will be adjusted to make up or recover any underpayments or overpayments.

When annuity payments are based upon the survival of a payee, we will require proof of the payee's age. Payments will not be due until such proof is received at our Home Office.

OWNERSHIP AND ASSIGNMENT

The Owner is the individual, corporation, trust, or association to whom we issue the contract. All benefits, rights and privileges of the contract belong to the Owner, but only while the Annuitant is living. Change of ownership may be made upon proper written request submitted with the contract for endorsement. No change will be recognized by us unless it is endorsed on the contract. The change will then be effective on the date the request was signed, subject to any action taken by us before the contract was endorsed. If the Owner named in the contract is the trustee(s) of a trust governing any pension or other benefit plan(s), then "Owner" shall include any successor trustee(s) appointed under the terms of such trust.

This contract may not be assigned if it is used in a qualified retirement plan as defined by the Internal Revenue Code of 1954, as amended. Otherwise, this contract may be assigned. No assignment shall be binding on us until it is filed at our Home Office. We assume no responsibility for the validity of any assignment. The rights of the Owner or any beneficiary shall be subject to the rights of any assignee of record at our Home Office.

BENEFICIARY

The beneficiary under this contract may be changed unless made irrevocable by endorsement on the contract. Such a change will be made only upon proper written request received by us. The change will take effect on the date the request is signed and the interest of any prior beneficiary will end on that date, subject to any payment made by us prior to receipt of the request for change.

22-4025 (08/90)                                                   ICN 24-0251-02

If more than one beneficiary has been named, the interest of any beneficiary who dies before the Annuitant will pass to the surviving beneficiary(ies). Payment will be made equally, unless otherwise stated in the contract. If no beneficiary survives the Annuitant, the proceeds of this contract will be payable in one sum to the Owner, if then living, otherwise to the estate of the Owner.

If the Owner has selected a settlement option, no beneficiary shall have the right to alter or assign any of the payments or to change the manner of settlement unless such right has been granted by the Owner. Except with our consent, no settlement options will be available to any assignee or to any other than a natural person able to receive proceeds in his or her own right.

Unless contrary to law, neither the proceeds nor the payments under any settlement option shall be subject to any legal process to attach same for payment of any beneficiary's debts.

DEATH BENEFIT

If the Annuitant dies prior to the Annuity Date, the beneficiary named in the contract will receive the value of the Total Accumulations under this contract upon receipt in our Home Office of proof of death.

The death benefit is payable in one sum unless other provisions of settlement have been agreed to in writing by us.

CHANGE OF CONTRACT BY US

We may change any of the terms of this contract on any contract anniversary date. To do so, we must give the owner at least 90 days prior written notice. It is agreed that: no change will affect in any way the amount or terms of any annuity effected prior to the effective date of such change; affect the annuity tables; net investment rate; net investment factor; accumulation unit value; annual administration fee; termination value; or surrender provisions, as those provisions apply to accumulation units provided by the payments made by the Owner.

CHANGE OF CONTRACT BY MUTUAL AGREEMENT; RETROACTIVE CHANGES

The Owner and we, by agreement in writing, may change any or all of the terms of this contract. No such change may affect the amount or terms of the Annuity already effected prior to the effective date of such change.

Despite any contract terms to the contrary, the Owner and we, by agreement in writing, may change any of the terms of this contract in order to comply with, or receive the benefit of, any federal or state statute, rule, or regulation. When applicable, such change may be retroactive to the Effective Date or any date thereafter.

INFORMATION TO BE FURNISHED

The Owner must furnish all information which we may reasonably require to administer this contract. If the Owner cannot furnish any required information, we may ask the person concerned to furnish such information. We will not be liable for any obligations in any way dependent on such information until we receive the information.

22-4025 (08/90)                                                   ICN 24-0251-03

Incorrect information furnished to us may be corrected except for action taken by us to our detriment based on such information. Any records we have prepared from information furnished to us shall be deemed evidence as to the truth of such information.

We will accept as proof of death any of the following: a certified copy of the death certificate; or a copy of a court decree finding death; a written statement from a medical doctor who attended the deceased at or near the time of death; or any other proof we find satisfactory.

FACILITY OF PAYMENT

If any payee under this contract is, in our opinion, physically or mentally incapable of giving valid receipt for any payment due under this contract, we will make such payment to the payee's legal guardian or legal representative. In the absence of legal guardian or legal representative, we may, at our option, make payments to any person(s) we deem entitled to such payments for the care and support of the payee. Any payment made by us in accordance with this provision will fully discharge our liability to the extent such payments are made.

NON-PARTICIPATION

This contract is non-participating and will not share in any of our surplus or earnings.

OWNER REPORTS

We will send the Owner a statement of the number and dollar value of Accumulation Units credited to each account as of the Effective Date of the contract. We will send subsequent statements at least once per Contract Year.

TAX STATUS OF PAYMENTS

If this contract is issued to qualify under Section 401, 402 or 408 of the Internal Revenue Code ("Code"), or under an HR-10, we are not responsible to see that premiums paid to us for this contract will qualify as qualified retirement plan contributions.

We are not responsible for seeing that premiums paid to us for this contract are eligible payments per section 311 of the Economic Recovery Act of 1981. If this contract is issued pursuant to a plan eligible under section 457 of the Code, we are not responsible for confirming that premiums paid to us for this contract qualify as deferred compensation.

                      PAYMENT AND NONFORFEITURE PROVISIONS

ALL PREMIUMS ARE PAYABLE AT OUR HOME OFFICE

This contract is an Individual Flexible Premium Deferred Fixed Variable Annuity Contract. Premiums are payable until the Annuity Date or death of the Annuitant. Premiums may be paid annually; semi-annually; quarterly; or monthly.

22-4025 (08/90)                                                   ICN 24-0251-04

Each premium is applied to each Account according to the allocation percentages shown on the face of the contract. The amount applied to an Account buys accumulation units based upon the value of an accumulation unit. Such value is computed daily for each Account. The number of accumulation units applied to each Account is computed by dividing the premium applied to that Account by the dollar value of one accumulation unit in the Account on the day the premium is received in the Home Office. The number of accumulation units so computed will not be affected by any subsequent changes in the dollar value of the accumulation units. The dollar value of an accumulation unit in the General Account will increase uniformly each valuation period. The value of an accumulation unit in a Separate Account will vary from valuation period to valuation period.

The amount of the premium may be increased or decreased on any due date. However, premiums in excess of $100,000 may be made only upon our approval. Such premiums will be subject to the terms and conditions required by us at the time.

TERMINATION VALUE

The Termination Value of this contract is equal to a portion of the total accumulation value shown in the following chart.

                 YEAR     PERCENTAGE        YEAR     PERCENTAGE
                  1          92%              5          96%
                  2          93%              6          97%
                  3          94%              7          98%
                  4          95%              8          99%
                                          9 or more     100%

This contract may be fully or partially surrendered any time prior to the Annuity Date. Where amounts are being accumulated in more than one Account, a request for partial surrender shall state the manner in which the amount surrendered be shared among Accounts. When a partial surrender from an Account is made, premiums received by us (including interest credited) as used to provide contract benefits and values, shall be reduced on a last-in, first-out basis by an amount equal to (a) divided by (b), where: (a) is the amount of the partial surrender plus $5.00; and (b) is equal to the percentage shown in the above table for the policy year in which the partial surrender takes place.

One partial surrender per calendar year will be permitted without charge when the amount of such partial surrender does not exceed 10% of the then current total accumulation value of the contract.

CHANGE OF ALLOCATION AND TRANSFER BETWEEN ACCOUNTS

CHANGE OF ALLOCATION. The contract Owner may elect to change the manner in which future premiums are to be allocated to the General Account and any Separate Account. Such election must be made prior to the Annuity Date and at least three calendar months after the contract Effective Date or the change in allocation percentages.

22-4025 (08/90)                                                   ICN 24-0251-04

TRANSFERS BETWEEN ACCOUNTS. The Contract Owner may, prior to the Annuity Date, transfer the value of accumulation units from one Separate Account to another Separate Account, or the General Account, or vice versa. A transfer cannot be made more than once in any three month period from any Separate Account. Up to 20% of the value of the accumulation units in the General Account may be transferred semi-annually. No deductions will be made from amounts transferred for expenses. Transfers will take effect based on Accumulation Unit values next computed following receipt of a written request for transfer at our Home Office. Transfers from the General Account will be made on a last-in, first-out basis.

On the Annuity Date, the value of Accumulation Units in the Money Market Separate Account will be transferred to the General Account. The Contract Owner, however, at least 30 days prior to the Annuity Date may direct such value to be transferred to another Account.

ADMINISTRATION FEE

We will deduct an Administration Fee of $20.00 on each July 2nd, on the date this contract is fully surrendered or the date the total Accumulation Value is applied to provide an Annuity. The deduction will be made on a last-in, first-out basis, from amounts accumulated in the General Account, if available; otherwise from a Separate Account.

PREMIUM TAXES

To the extent that any premium taxes are assessed against us, we will deduct the taxes from: premiums as received; or from an Account at the time an annuity is effected; or at such time as taxes are assessed.

ACTIVE LIVES RESERVE

The Active Lives Reserve shall consist of the sum of Accumulated Units in the contract for which annuity payments have not commenced.

                              VALUATION PROVISIONS

VALUATION PERIOD

This is the period of time from the end of one business day of the New York Stock Exchange to the end of the next business day. We will compute the Accumulation Unit Value and Annuity Unit Value subject to pertinent regulations and our procedures as of the end of each valuation period.

ACCUMULATION UNIT

This is a measurement unit used to compute the value of a person's interest under the contract before annuity payments start. The initial value of an Accumulation Unit of the General Account and Separate Accounts is fixed at $1.00. The value of the Accumulation Unit in each Account on the last day of any valuation period thereafter is computed by multiplying such value on the last day of the preceding valuation period by the net investment factor for the Account for that period.

22-4025 (08/90)                                                   ICN 24-0251-05

TOTAL ACCUMULATION

This is the total number of Accumulation Units credited to the contract in the General Account and in each Separate Account. The value of the Total Accumulation will depend on the value of the Accumulation Units in each account.

ANNUITY UNIT

This is a measurement unit used to compute the amount of an annuity payment. The value of the General Account Annuity Unit is fixed at $1.00. The value of the Stock Separate Account unit for the valuation period ending October 1, 1965 was fixed at $1.00. The value of the annuity unit for the Bond Separate Account and for the Money Market Separate Account for the valuation period ending May 25, 1981 was fixed at $1.00. For any other valuation period, the Annuity Unit Value is computed by multiplying the value of the particular Separate Account Annuity Unit for the preceding period by the product of: (a) .99990576; and (b) the net investment factor of that Separate Account for the valuation period preceding the period for which the value is being computed.

ANNUITY VALUE

The Annuity Value is equal to the value at the investment rate shown in the General Account Net Rate of Return provision less an administration fee (shown in the (administration Fee) provision). Any premium taxes payable by us will be deducted from either premiums as received, or the Annuity Value at the Annuity date, depending upon when the tax is payable.

GENERAL ACCOUNT NET RATE OF RETURN

The rate of return for any valuation period prior to and including the Annuity Date is guaranteed to be no less than 4.5% per Annum compounded annually.

Interest will accumulate from the date premiums are received at the Home Office until the date the total accumulation is determined.

The rate of return applicable to this contract for any valuation period after the Annuity Date is guaranteed to be at least equal to a rate of return of 3.5% per annum compounded annually.

We may increase the guaranteed rate of return shown above from time to time.

GENERAL ACCOUNT NET RETURN FACTOR

The net return factor for the General Account is the sum of 1.0 plus the net rate of return for the Account.

SEPARATE ACCOUNT NET INVESTMENT RATE

The net investment rate for any valuation period for each Separate Account is equal to: (1) the gross investment rate for that account for the period; (2) less a margin deduction of .00003945 (an effective annual rate of 1.44%). Such gross investment rate is equal to: (i) the investment income and capital gains and losses (both realized and unrealized) on the assets of a Separate Account less a deduction for any income taxes arising from same; divided by (ii) the amount of such assets of the Separate Account at the start of the period. Such gross investment rate may be either positive or negative.

22-4025 (08/90)                                                   ICN 24-0251-05

SEPARATE ACCOUNT NET INVESTMENT FACTOR

The net investment factor for each Separate Account is the sum of 1.0 plus the investment rate for the Separate Account.

                              SETTLEMENT PROVISIONS

FIXED ANNUITY

This is an annuity providing for payments, each of which remain the same throughout the annuity payment period. Fixed annuity payments are guaranteed by us as to their amount. They are not based upon the investment experience of any Separate Account.

VARIABLE ANNUITY

This is an annuity providing for payments which vary in amount throughout the annuity payment period. The amounts are based on the net investment experience of the Stock Separate Account or the Bond Separate Account. The Money Market Separate Account is available during the accumulation period only. After the first monthly payment for a variable annuity has been computed, a number of Separate Account annuity units is computed by dividing that first monthly payment by the Separate Account Annuity Unit value at the start date of the annuity payments. Once Variable Annuity payments have begun, the number of the Annuity Units remains fixed. The method of computing the Separate Account annuity value is described in the Valuation Provisions.

The dollar amount of Variable Annuity payments after the first is not fixed and may change from month to month. The amount of each Variable Annuity payment after the first is computed by multiplying the number of Separate Account annuity units by the Separate Account annuity unit value for the valuation period in which the payment is due.

Any variation in the actual mortality experience of payees from the mortality assumption used to compute the first monthly payment will not affect the dollar amount of Variable Annuity payments.

ANNUITY DATE

This is the date on which annuity payments to the payee start under the terms of the contract.

OPTIONS AVAILABLE TO ANNUITANT

Unless otherwise required by law, the Annuity Date for this contract may be the first day of any month between the Annuitant's 50th and 75th birthdays. In the absence of a written election to the contrary, the Annuity Date shall be the first day of the month on or next following the Annuitant's 65th birthday.

The Owner may elect to have the Termination Value applied on the Annuity Date under one of the first six options described below. In the absence of such election, the Termination Value on the Annuity Date will be applied under the Second Option to provide a life annuity with 120 monthly payments guaranteed. The Termination Value applied is based on the Accumulation Unit value on the last day of the second valuation period preceding the date annuity payments start.

22-4025 (08/90)                                                   ICN 24-0251-06

Any option or optional Annuity date must be elected in writing at least 30 days prior to the effective date of such election.

OPTIONS AVAILABLE TO BENEFICIARY

The Owner may elect, in lieu of payment in one sum, that any amount due by us under this contract be applied under any of the Options shown below. If the Owner has not elected an option, the beneficiary, upon the death of the Annuitant prior to the Annuity Date, may make such election.

SUPPLEMENTARY CONTRACT

When one of these settlement options becomes effective after the death of the Annuitant, this contract shall be surrendered to us in exchange for a supplementary contract providing for the manner of settlement elected.

ANNUITY OPTIONS

FIRST OPTION: LIFE ANNUITY. An Annuity payable monthly during the lifetime of the payee, ending with the last payment due prior to the death of the payee.

SECOND OPTION: LIFE ANNUITY WITH 120, 180 OR 240 MONTHLY PAYMENTS GUARANTEED. An Annuity payable monthly during the lifetime of the payee. If, at the death of the payee, payments have been made for less than the length of time selected, payments shall continue for the rest of the selected period to a named beneficiary.

THIRD OPTION: JOINT AND LAST SURVIVOR LIFE ANNUITY. An Annuity payable monthly during the joint lifetime of the payee and a second payee, and then during the remaining lifetime of the survivor. The payments end with the last payment prior to the death of the survivor.

FOURTH OPTION: PAYMENTS FOR A DESIGNATED PERIOD. An amount payable monthly for the number of years selected which may be from 1 to 30 years.

FIFTH OPTION: PAYMENTS OF A SPECIFIED DOLLAR AMOUNT. The amount due may be in equal annual, semi-annual, quarterly, or monthly payments of a designated dollar amount (not less than $75 per annum per $1,000 of the original amount due) until the remaining balance is less than the amount of one payment. The remaining balance in any Account at the end of any valuation period is the balance at the end of the previous period, decreased by the amount of any payment made during the period and the result multiplied by the net investment factor for the period. If the remaining balance at any time is less than the amount of one payment, such balance will be paid and will be the final payment under the option.

SIXTH OPTION: DEFERRED INCOME. The amount due may be left on deposit in our General Account and a sum will be paid annually, semi-annually, quarterly, or monthly, as selected. The payment shall be equal to the net General Account rate of return for the period multiplied by the amount remaining on deposit.

22-4025 (08/90)                                                   ICN 24-0251-06

ALLOCATION OF ANNUITY

At the time election of one of the first five options is made, the person electing the option may further elect to have the Termination Value applied to provide: a variable annuity; a fixed annuity; or a combination of both.

Election of the Fifth Option may specify that the net investment factor for one or more Separate Accounts, or for the General Account, is to apply or the amount due and periodic payment may be split between the Accounts. If no election is made to the contrary, that portion of the amount due from the Stock Separate Account or the Bond Separate Account shall be applied to provide a Variable Annuity. The portion of the amount due from the General Account and from the Money Market Separate Account shall be applied to a Fixed Annuity.

MINIMUM PAYMENTS

No election of options may be made under this contract for any payee unless such election would produce a minimum first payment of $25.00. If a combination benefit is elected, no election may be made unless the first payment from each account would be at least $25.00 to the payee. If, at any time, any payment to a payee from any Account should become less than $25.00 each, then we will: (1) have the right to change the payment frequency to such interval as will result in a $25.00 minimum payment; or (2) make another settlement equitable to the payee if any payment should become less than $25.00 per annum.

DEATH OF BENEFICIARY

If any beneficiary dies while receiving payments, the present values (at the current dollar amount on date of death) of any remaining guaranteed payments, or any then remaining balance under the Fifth or Sixth Option will be paid to the beneficiary's estate. Such amount will be payable in one sum unless provisions of settlement have previously been made and approved by us. Calculations for such present value of remaining guaranteed payments will assume a net rate of return of 3-1/2% per annum in the General Account and all Separate Account Options.

                                     TABLES

APPLICABILITY AND BASIC OF TABLES

The tables in this Article will be used to determine the Annuity for all Options. Under options A and B the amount of payment will depend on the Annuitant's adjusted age at the time the first payment is due. Under Option C the amount of payment will depend on the adjusted age of each Annuitant at the time the first payment is due.

The Annuity Tables show for various adjusted ages the amount of the first monthly annuity payment for each $1,000 of value of the Accumulation Units of the Owner at the Annuity Date. Amounts shown in the Tables are based on investment rates of 3-1/2% and 5% per year. Amounts for ages not shown will be furnished by us upon request.

22-4025 (08/90)                                                   ICN 24-0251-07

The adjusted age to be used for the Table is determined as follows:

Calendar Year of Birth                 1901-1915          1916 and thereafter
Adjusted Age is Actual Age               ----                   minus 1

Actual Age, as used above, is the Annuitant's age on the birthday nearest the date the first payment is due.

Amount of First Monthly Payment for each $1,000 of Value of Accumulation Units Applied at the Annuity Commencement Date after Deducting Any Premium Taxes.

Second and subsequent monthly annuity payments, when based on the investment experience of a Separate Account, are variable and are not guaranteed as to dollar amount.

AMOUNT OF FIRST MONTHLY PAYMENT

The amount of first monthly payment for each $1,000 of Value of Accumulation Units applied at the Annuity Commencement date after deducting premium taxes listed below. Second and subsequent monthly annuity payments, when based on the investment experience of a separate account, are variable and are not guaranteed as to dollar amount.

22-4025 (08/90)                                                   ICN 24-0251-07

OPTIONS A AND B

SINGLE LIFE ANNUITIES

                                                  NUMBER OF MONTHLY PAYMENTS GUARANTEED
                  -----------------------------------------------------------------------------------------------------
ADJUSTED               OPTION ONE                                            OPTION TWO
AGE OF            -----------------------------------------------------------------------------------------------------
ANNUITANT                 NONE                       120                        180                        240
-----------------------------------------------------------------------------------------------------------------------
                    FV            V            FV            V            FV            V            FV            V
-----------------------------------------------------------------------------------------------------------------------
   50             $  4.74      $  5.64       $  4.69      $  5.58       $  4.62      $  5.50       $  4.52      $  5.38
   51                4.84         5.73          4.78         5.66          4.70         5.57          4.58         5.44
   52                4.94         5.83          4.87         5.75          4.78         5.64          4.65         5.50
   53                5.04         5.93          4.97         5.84          4.87         5.72          4.71         5.56
   54                5.16         6.04          5.07         5.94          4.95         5.80          4.85         5.68
   55                5.28         6.16          5.18         6.04          5.04         5.88          4.85         5.68
   56                5.40         6.29          5.29         6.15          5.13         5.97          4.91         5.74
   57                5.54         6.42          5.41         6.26          5.23         6.06          4.98         5.80
   58                5.69         6.57          5.53         6.38          5.33         6.15          5.05         5.86
   59                5.84         6.72          5.66         6.50          5.43         6.25          5.11         5.92
   60                6.01         6.89          5.79         6.63          5.53         6.34          5.18         5.98
   61                6.18         7.06          5.94         6.77          5.63         6.44          5.24         6.04
   62                6.37         7.25          6.08         6.91          5.74         6.54          5.30         6.09
   63                6.57         7.45          6.24         7.06          5.84         6.63          5.36         6.15
   64                6.79         7.67          6.40         7.22          5.95         6.73          5.41         6.20
   65                7.02         7.90          6.57         7.38          6.05         6.83          5.46         6.24
   66                7.27         8.15          6.74         7.54          6.15         6.93          5.51         6.29
   67                7.54         8.42          6.91         7.71          6.26         7.02          5.55         6.32
   68                7.83         8.71          7.10         7.89          6.35         7.11          5.59         6.36
   69                8.14         9.02          7.28         8.06          6.45         7.20          5.62         6.39
   70                8.48         9.36          7.47         8.24          6.54         7.28          5.65         6.42
   71                8.84         9.72          7.66         8.43          6.62         7.36          5.68         6.44
   72                9.23        10.12          7.85         8.61          6.70         7.43          5.70         6.46
   73                9.65        10.54          8.04         8.79          6.77         7.50          5.71         6.47
   74               10.11        11.00          8.23         8.97          6.83         7.56          5.72         6.48
   75               10.61        11.50          8.41         9.14          6.88         7.61          5.72         6.49

The FV columns above assume a net investment rate of 3-1/2% per annum. Amounts for ages not shown will be provided on request. The V columns above assume a net investment rate of 5% per annum.

22-4025 (08/90)

OPTION C

JOINT AND LAST SURVIVOR ANNUITY

                        ADJUSTED AGE OF PRIMARY ANNUITANT

 ADJUSTED
  AGE OF          AGE 45             AGE 50              AGE 55             AGE 60            AGE 65             AGE 70
 SECONDARY
 ANNUITANT       FV         V       FV         V        FV         V       FV        V       FV         V       FV         V
   36        $ 3.68    $ 4.62   $ 3.74    $ 4.67    $ 3.77    $ 4.71   $ 3.80   $ 4.74   $ 3.82    $ 4.76   $ 3.83    $ 4.77
   41          3.81      4.73     3.89      4.80      3.95      4.86     4.00     4.91     4.04      4.95     4.06      4.98
   46          3.93      4.83     4.05      4.94      4.15      5.04     4.24     5.13     4.30      5.19     4.35      5.24
   51          4.03      4.93     4.21      5.09      4.37      5.24     4.51     5.37     4.62      5.49     4.70      5.57
   56          4.13      5.02     4.35      5.22      4.58      5.63     4.80     5.65     4.99      5.83     5.14      5.99
   61          4.20      5.09     4.47      5.34      4.78      5.79     5.09     5.93     5.39      6.22     5.65      6.48
   66          4.25      5.15     4.57      5.44      4.94      5.92     5.36     6.19     5.81      6.62     6.23      7.04
   71          4.29      5.19     4.64      5.51      5.07      5.92     5.59     6.42     6.19      7.00     6.83      7.63
   76            --        --     4.68      5.57      5.15      6.02     5.75     6.60     6.50      7.32     7.37      8.18
   81            --        --     4.71      5.60      5.21      6.08     5.87     6.72     6.72      7.56     7.81      8.63

OPTION D

PAYMENT FOR A DESIGNATED PERIOD

 YEARS OF                              YEARS OF                               YEARS OF
 PAYMENTS        AMOUNT OF PAYMENT     PAYMENTS        AMOUNT OF PAYMENT      PAYMENTS        AMOUNT OF PAYMENT
                    FV            V                      FV              V                      FV             V
 1             $ 84.65      $ 85.21    11            $ 9.09         $ 9.77    21            $ 5.56        $ 6.33
 2               43.05        43.64    12              8.46           9.16    22              5.39          6.17
 3               29.19        29.80    13              7.94           8.64    23              5.24          6.02
 4               22.27        22.89    14              7.49           8.20    24              5.09          5.88
 5               18.12        18.74    15              7.10           7.82    25              4.96          5.76
 6               15.35        15.99    16              6.76           7.49    26              4.84          5.65
 7               13.38        14.02    17              6.47           7.20    27              4.73          5.54
 8               11.90        12.56    18              6.20           6.94    28              4.63          5.45
 9               10.75        11.42    19              5.97           6.71    29              4.53          5.36
 10               9.83        10.51    20              5.75           6.51    30              4.45          5.28

The FV and V columns above assume a net investment rate of 3-1/2% and 5% per annum, respectfully.

Amounts for periods not shown will be provided on request.

22-4025 (08/90)

                            GUARANTEED RATE OF RETURN
                                       FOR
                          GENERAL ACCOUNT ACCUMULATIONS

The rate of return for any valuation period prior to and including the Annuity Date is guaranteed to be at least equivalent to the rate of return per annum compounded annually (as specified below):

Payments received prior to the Annuity Commencement Date will be credited with interest at a rate no less than 4.5%.

The rate of return applicable to this contract for any valuation period subsequent to the Annuity Commencement Date is guaranteed to be at least equivalent to a rate of return of 3.5% per annum compounded annually.

The Company may declare, from time to time, a higher rate of return than that guaranteed above.

22-4025 (08/90)

                    JEFFERSON NATIONAL LIFE INSURANCE COMPANY

   For prompt service address all correspondence to our Administrative Office


   Administrative Office: 9920 Corporate Campus Drive, Suite 1000, Louisville,
                                 Kentucky 40223


           INDIVIDUAL FLEXIBLE PREMIUM DEFERRED FIXED VARIABLE ANNUITY